As filed with the Securities and Exchange Commission on January 17, 2002
                                                  Registration No.  333-64898
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------
                               AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                          HOLIDAY RV SUPERSTORES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                             59-1834763
(State or Other Jurisdiction of                            (I.R.S. Employer
  Incorporation or Organization)                        Indentification Number)

                        200 E. Broward Street, Suite 920
                            Ft. Lauderdale, FL 33301
                                 (954) 522-9903
--------------------------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
--------------------------------------------------------------------------------

                                 Marcus Lemonis
                      Chairman and Chief Executive Officer
                          HOLIDAY RV SUPERSTORES, INC.
                        200 E. Broward Street, Suite 920
                            Ft. Lauderdale, FL 33301
--------------------------------------------------------------------------------
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                -----------------
                                    Copy to:

                               Theodore R. Maloney
                                 Vanita J. Tyler
                    Sheppard, Mullin, Richter & Hampton, LLP
                               800 Anacapa Street
                         Santa Barbara, California 93101
                                -----------------
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                -----------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which states that this registration statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(A) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an affer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


(Subject to completion, dated January 17, 2002)


                                1,262,000 SHARES

                          HOLIDAY RV SUPERSTORES, INC.

                                  COMMON STOCK

     The shares of common stock of Holiday RV Superstores, Inc. covered by this prospectus may be sold from time to time by the stockholders specified in this prospectus or their pledgees, donees, transferees or other successors in interest. This prospectus relates to:

     o    1,262,000 shares, of which:

          o    912,000  are  shares   which  were  issued  to  certain   selling
               stockholders upon the conversion of outstanding notes issued in two acquisitions;

          o 350,000 are shares which may in the future be issued to certain selling stockholders upon the exercise of outstanding warrants; and

     o a presently indeterminate number of additional shares that may be issuable upon stock splits, stock dividends, recapitalizations or other similar transactions, in accordance with Rule 416 under the Securities Act of 1933.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but we may receive the proceeds from the exercise of the warrants by the selling stockholders.


     The common stock is listed on the Nasdaq National Market under the symbol "RVEE." On January 16, 2002, the last sale price of the common stock was $0.95 per share.


     An investment in the shares offered by this prospectus entails a high degree of risk. See "Risk Factors" beginning on page 4 for information that should be considered by prospective investors.

                          ----------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                          ----------------------------








                 The date of this prospectus is January 17, 2002.

                           PROSPECTUS SUMMARY

                          HOLIDAY RV SUPERSTORES, INC.


     Holiday RV Superstores, Inc. is a multi-store retail chain engaged in the retail sales and service of recreation vehicles, or RVs, and recreation boats. Currently, we operate 11 dealerships, three in Florida, one in Spartanburg, South Carolina, two in California's central valley cities of Roseville and Bakersfield, one in Las Cruces, New Mexico, one in Prosperity, West Virginia, one in Ripley, West Virginia, one in Wytheville, Virginia, and one in Lexington, Kentucky. We recently opened an RV and marine exchange/auction operation adjacent to our recently opened retail dealership in Sanford, Florida.


     Until recently, our growth strategy focused on consolidation opportunities in the highly fragmented recreational vehicle industry. Over the last two years, we acquired seven established dealerships in geographic markets that we did not already serve and worked to improve their performance and profitability by implementing our operating strategies. We are currently developing a "rollout" growth strategy to accomplish our expansion goals and increase our market share. The primary components of this growth strategy are:

     o Roll-out and strategic partnering. We have identified potential strategic partners with whom we would share a location. In these locations, Holiday would offer recreational vehicles while its partner would offer the accessories that RV purchasers might desire, such as camping equipment or a satellite dish. In markets where there is no suitable partner, we intend to open new dealerships by leasing existing facilities. We opened our first co-location last year with The Great Outdoors in Ripley, West Virginia. We also opened an RV liquidation center on the site of a former car dealership in Sanford, Florida.

     o Improved Store Performance. We are reviewing our current practices and procedures to identify those that are most successful so that we can apply them on a uniform basis in all our locations. We are also providing training and creating incentive programs for our employees. We believe these and other initiatives that we are implementing will allow our same-store performance to improve each year as we maximize our revenue generating potential.

     o Selective acquisitions. In limited situations where an acquisition may be appropriate to fill a gap in our geographic market, we will consider acquiring a dealership that has been consistently profitable and can demonstrate that it has untapped revenue and earnings potential. Currently, we have no acquisition targets and we do not intend to actively seek any acquisition candidates.

         The following objectives are key factors in successfully achieving our goal of becoming the foremost retailer in the RV industry:

     o    Implementing our roll-out strategy;

     o Completing the integration of our recent acquisitions by identifying and implementing the best practices and procedures to insure a consistent customer experience in all of our locations;

     o Improving our inventory management process by limiting our new product offerings and allowing each store's general manager the flexibility to stock merchandise based on that store's market;

     o Developing an asset management process that will optimize cash flow and provide operating funds for new stores by making it possible for our receivables and inventory turn rates to exceed current industry standards;

     o Decentralizing processes and support functions to reduce the need for a large corporate staff; and

     o Assembling a strong human resources team capable of identifying and successfully recruiting outstanding candidates for employment and providing the training and support that allow them to excel.

     We believe that the growth alternatives we are now developing may prove to be more cost-effective than our former strategy of growth through acquisitions. We have found that the startup costs for new locations are far less than those associated with acquiring an established business. Our new strategy also eliminates the problems associated with integrating a new business into our existing operations. Further, the value of the good will related to our prior acquisitions has not contributed significantly to the dealerships' future revenues.


     We launched a national branding strategy at the end of the year 2000 to consolidate and re-brand the various operating names of our dealerships. We believe the new trade name, Recreation USA, better reflects our corporate identity and solidifies our acquisitions under a single, recognizable brand that will be memorable with customers. While we phased in the trade name in fiscal 2000, we operated under multiple trade names, including:


     o    Recreation USA;

     o    Holiday  RV  Superstore,   the  original  name  used  by  all  of  our
          dealerships until October 1999;

     o County Line RV/Recreation USA, the trade name of the dealerships we acquired in November 1999 as part of the County Line RV acquisition;

     o Little Valley RV/Recreation USA, the trade name of the dealerships acquired in March 2000 as part of the Little Valley acquisition; and

     o Hall's Campers/Recreation USA, the trade name of the dealership acquired in October 2000.

     We were incorporated in Florida in 1978 and reincorporated in Delaware in February 2000. Our facilities and executive offices are located at 200 E. Broward, Suite 920, Ft. Lauderdale, FL 33301 and our telephone number is (954) 522-9903.

        Common stock offered......................................    1,262,000

        Selling stockholders......................................    All of the shares of common stock are
                                                                      being sold by the selling stockholders
                                                                      listed on page 10.


        Common stock outstanding after this offering..............    9,316,500


        Use of Proceeds...........................................    We will not receive any proceeds from
                                                                      the shares sold by the selling
                                                                      stockholders, but some of those shares
                                                                      will be issued upon the exercise of
                                                                      outstanding warrants.  Any proceeds
                                                                      that we receive upon the exercise of
                                                                      warrants will be used for general and
                                                                      administrative costs.

        Nasdaq National Market Symbol.............................    RVEE

                                  RISK FACTORS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Holiday RV Superstores, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those set forth in the following risk factors and elsewhere in this prospectus and the documents incorporated in this prospectus. In evaluating our business, you should consider carefully the following factors in addition to the other information set forth or incorporated in this prospectus.

Our independent certified public accountants doubt our ability to continue as a going concern.

     Our financial statements for the years ended October 31, 2000 and 1999 were audited by our independent certified public accountants. Their report states that the financial statements were prepared assuming we will continue as a going concern although we incurred a significant net loss in fiscal 2000 and have net outflows from operations that may require additional funding, which we may not be able to obtain. These circumstances raise substantial doubts about our ability to continue as a going concern.

Our ability to continue as a going concern depends on obtaining sufficient floor plan financing.


     If we do not have adequate floor plan financing, we will not be able to meet our business objectives and we will not generate the cash flow necessary to sustain our operations. The floor plan financing arrangement with our primary lender was terminated in January 2001. Our new agreement, which has a lower borrowing limit and higher interest rates, expired in November 2001. We recently negotiated a forbearance arrangement. Under that arrangement, our lender will continue to provide funding through January 22, 2002. During that period, the lender will evaluate pro forma financials and cash flow analysis we provided, among other things, and determine whether to extend our current forbearance arrangement, enter into a new lending agreement or to demand repayment of the outstanding unpaid balance. Another provider is no longer providing floor plan financing to recreation vehicle dealers. If we do not successfully negotiate an extension to our expired floor plan, comply with all of its terms, or our floor plan sources do not provide adequate funding, we may have to reduce our inventory, close or sell retail stores, sell real estate or seek bankruptcy protection. The lack of sufficient floor plan financing, in addition to significant net losses, raises substantial doubt about our ability to continue as a going concern.


Our recently implemented initiatives and strategies to achieve profitability may not be successful.

     We are currently working on several initiatives and strategies to return to profitability. The desired results of these strategies must be achieved if we are to continue as a going concern. Beginning in the second quarter of fiscal 2001, we made significant changes in our senior management team. The new team substantially completed an overall restructuring focused on reducing corporate and operational expenses and increasing our gross profit. We began to realize the results of the restructuring late in the second quarter of fiscal 2001. The restructuring initiative also focused on inventory management issues to significantly reduce our overall inventory level, shift inventory mix at the retail centers based on their respective markets, and lower our days supply. Our initiatives and strategies also include raising additional capital to meet operational growth and expansion needs over the next two years. We are currently evaluating our options by actively working with investment bankers and the private capital market. Our restructuring initiatives will continue through the remainder of fiscal year 2001. We must achieve and sustain profitability through these or other strategies to continue our business.

Our substantial indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

     We have a significant amount of debt. Our growth strategy may require us to secure significant additional financing. Our future capital requirements will depend upon the size, timing and structure of future acquisitions or strategic partnerships and our available working capital. Our large amount of indebtedness could adversely affect our business because:

     o Much of our cash flow from operations may be needed to meet our debt obligations and would not be available for other uses.

     o Our ability to obtain additional financing for working capital, capital expenditures or other reasons may be limited.

We could be more vulnerable if there is a downturn in our operating results, or in economic conditions or if interest rates increase.

     Our ability to make payments on our indebtedness depends on our ability to generate cash flow in the future. If our cash flow from operations is insufficient to meet our debt service requirements, we will need to refinance or obtain additional financing or dispose of assets. In addition, our credit arrangements generally contain financial and operational covenants and other restrictions with which we must comply.

Our failure to comply with financial covenants may prevent us from obtaining adequate financing that we need.

     We were required to replace our floor plan financing arrangement in January 2001. This reduced our prior borrowing levels, increased our financing costs and added other financial covenants. We renegotiated some of the terms of the new arrangement in March 2001. Although as part of that renegotiation the lender waived our failure to comply with new financial covenants as of April 30, 2001, we may not meet those covenants in the future. The reduced financing line also forced us to seek other sources of floor plan financing. Our failure to comply with required financial and other covenants or to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our business, financial condition, results of operations and prospects since we rely on such financing to obtain the inventory levels necessary to support our business plan. Adequate financing may not be available if and when we need it or may not be available on acceptable terms.

Our sales could decline if consumers buy fewer leisure items due to general economic conditions or interest rate increases.

     Our sales are affected by general economic conditions, including consumer confidence, employment rates, prevailing interest rates, inflation, and other economic conditions affecting consumer attitudes and disposable consumer income generally. Weakness in the economy and volatility or declines in the stock market could have an adverse effect on our business if consumers make fewer discretionary purchases as a result. Increases in consumer interest rates could cause a drop in sales because most of our customers finance their purchases. Furthermore, a general increase in commercial interest rates would increase the rates we pay on our floor plan contracts, which would decrease our operating income.

The seasonality of our business may result in a net loss.

     To avoid a net loss for the year, we must generate sufficient sales during the quarters ending April 30 and July 31 to offset slower sales in the off-season. Because of the difference in sales in the warm spring and summer months versus the cold fall and winter months, if our sales in the months of February through July are significantly lower than we expect, we may not earn profits or we may lose money and have a net loss. Our business, and the recreational vehicle industry in general, is seasonal. Our strongest sales period begins in January when many recreation vehicle shows are held. Strong sales demand continues through the summer months. Approximately 30% of our average annual net sales over the last three years occurred in the quarter ending April 30. With the exception of our store locations in Florida, our sales are generally much lower in the quarter ending January 31.

Our growth depends primarily on our ability to open new stores and enter into strategic partnerships.

     Our ability to meet our planned growth potential depends upon, among other things, the availability of suitable locations and our ability to finance the purchase of real estate and build out of the dealership. Our success in acquisitions, partnerships and opening new locations depends on our financial strength at the time, our ability to hire and retain qualified employees, and our ability to identify markets in which we can successfully sell our products.

     We intend to grow, primarily through opening new recreation vehicle dealerships and entering into strategic partnerships. In fiscal year 2000, we acquired a total of nine new dealerships. Our success at these stores depends on our ability to sell the store's remaining inventory, to convert the store to a

Recreation USA store and to attract new customers to the store after the conversion. Our revenues in fiscal year 2000 increased 87% primarily due to these acquisitions. Our comparable store sales (which are sales in stores that are open in the same location for two consecutive years) increased 13.4% in fiscal 1999 and 6% in fiscal 2000. We expect our comparable store sales to fluctuate from the impact of:

     o    changes in competition within each market in which we operate;

     o    the movement in interest rates; and

     o the general market conditions in the areas in which our stores are located.

If suitable dealership locations or acceptable financing are not available, we will not achieve the growth necessary to increase our revenues.

Our success depends on how well we integrate our recently acquired businesses into our current operations.

     We recently underwent a period of rapid growth through acquisitions. Integrating the new business with our existing operations has already imposed significant difficulties on our ability to manage inventory and staffing requirements in multiple locations nationwide. We may lose potential sales opportunities if we cannot accurately predict inventory or staffing requirements In addition, over-staffing or an overabundance of inventory would increase our cost of sales and reduce our income from operations. Our growth will impose substantial added responsibilities on our existing senior management, including the need to identify, recruit and integrate new senior level managers. This diversion of management resources may limit our ability to implement or to effectively oversee our growth and operating strategies.

We rely on several key manufacturers for almost all of our inventory purchases.

     Our success depends, to a significant extent, on continued relationships with two major manufacturers from whom we purchase approximately 46% of our new products. Cancellation or modification of the dealer agreements with these two manufacturers could have a material adverse effect on our revenues by limiting the availability of desirable products. Dealer representation decisions for manufacturer brands are made at the manufacturers' plants on a brand-by-brand basis, rather than centrally at each respective manufacturers' corporate headquarters. We currently purchase over 70 brands of RVs and boats from over 15 manufacturers. The loss of a significant number of brands would reduce our competitiveness by decreasing our potential sales.

We must respond effectively to the competition we face from other RV dealers as well as businesses that offer products typically purchased with discretionary income.

     We compete primarily on the basis of quality, available products, pricing and value, and customer service. We will not generate sufficient revenues to maintain our business unless we convince potential customers to use their disposable income to purchase our products. To compete effectively, we must be able to offer quality merchandise and service at prices generally equal to or lower than those of our competitors, many of which have substantially greater financial, marketing and other resources than we do. If our resources are not used to target the appropriate audience for our products, we will not be successful.

We may issue additional securities in connection with acquisitions or raising working capital that may dilute our current stockholders, including purchasers of the shares offered by this prospectus, and adversely impact our earnings per share.

     If we finance future acquisitions or raise working capital in whole or in part through the issuance of common stock or debt instruments convertible into our common stock, our existing stockholders could experience dilution. Our earnings per share could also be impacted by the issuance of additional shares of capital stock in connection with those acquisitions.

To achieve our growth strategy we must obtain and maintain adequate financing and capital.

     Our growth strategies depend upon our ability to obtain adequate financing and capital to purchase dealership locations and enter into strategic partnerships. Financing must be obtained for the floor plan of new and used vehicles, purchase (or purchase and lease-back) of real property for dealership operations, acquisition of common stock from selling stockholders, working capital and other capital needs. If we are unable to obtain adequate financing on suitable terms, our growth may be slower than expected and our operating results and financial condition will not be sufficient to achieve profitability.

Much of our income is from financing, insurance and extended service contracts, which depend on third-party lenders and insurance companies.

     A substantial part of our gross profit comes from the fees we receive from banks and other lending companies. We help our customers obtain financing by referring them to certain banks that have offered to provide financing for RV purchases. The bank or other lending company pays us a fee for each loan they provide as a result of our referral. If the lenders we arrange financing through lend to our customers directly rather than through us, we would not receive a referral fee. In addition, the lenders we currently refer customers to may change the criteria or terms they use to make loan decisions, which could reduce the number of customers that we can refer. Our customers may also use the Internet or other electronic methods to find financing alternatives. If any of these events occur, we would lose a significant portion of our income and profit.

     In addition, we generally offer our customers (1) a service contract that provides additional warranty coverage on their RV or some of its parts after the manufacturer's original warranty expires, and (2) various types of insurance policies that will provide money to pay a customer's RV loan if the customer dies or is physically disabled. We sell these products as a broker for unrelated companies that specialize in these types of coverage. We receive a fee for each product that we sell. Agency commission fees account for approximately 22% of our total gross profit. If our customers obtain these policies directly from the insurers, our revenues could decline.

The nature of our business exposes us to liability for personal injury and property damage if any of the products we sell or service are defective.

     The products that we sell, service and custom package have the potential to inflict significant injury or property damage. Even if the manufacturer causes the defect, we could be liable on the theory of third party product liability. We carry insurance for this in addition to the general liability insurance generally maintained by the manufacturers, but it is possible that a claim would not be covered or would exceed our policy limits.

The limited number of publicly traded shares and the seasonality of our business make our stock subject to substantial volatility, which may hinder our ability to raise additional capital.

     If the value of our common stock is too low, it will be difficult for us to raise additional capital through the sale of our shares. This would also make it more difficult to make acquisitions using our common stock.

Turnover of managerial personnel at several of our dealerships could have a material adverse effect on our sales and profitability.

     We are highly dependent upon each dealership's management for the on-going operations of that dealership. All of our revenue and most of our income is from retail sales and service that are geographically widespread throughout the continental U.S. This geographic diversity makes it difficult for our top management to have a presence in all the locations on a regular basis. Turnover of managerial personnel at any dealership usually has an adverse effect on the sales and profitability at that location.

Significant changes in the pricing and availability of fuel could cause a decline in sales.

     Our business is automotive in nature and depends upon ample supplies of fuel at reasonable costs. Significant increases in the price of gasoline or decreases in availability could result in fewer consumers purchasing RVs and/or boats.

Our operations are subject to extensive regulation, supervision and licensing under various federal, state, and local statutes and ordinances.

     The adoption of more stringent statutes and regulations, changes in the interpretation of existing statutes and regulations or our entrance into jurisdictions with more stringent regulatory requirements could curtail some of our operations. It could also deny us the opportunity to operate in certain locations or restrict products or services offered by us. Various federal, state and local regulatory agencies, including the Occupational Safety and Health Administration, the United States Environmental Protection Agency and similar federal and local agencies, have jurisdiction over the operation of our dealerships, repair facilities and other operations with respect to matters such as consumer protection, workers' safety and laws regarding protection of the environment, including air, water and soil. The failure to maintain all requisite licenses and permits and comply with all applicable federal, state and local regulations, requisite licenses and permits could limit our ability to operate out business.

     As with vehicle dealerships generally, and parts and service operations in particular, our business involves the use, handling, storage and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials, such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, diesel fuels and other chemicals.

     Accordingly,  we are  subject to  regulation  by  federal,  state and local authorities establishing requirements for the use, management, handling and disposal of these materials and health and environmental quality standards. We are also subject to laws, ordinances and regulations governing investigation and remediation of contamination at facilities we operate to which we send hazardous or toxic substances or wastes for treatment, recycling or disposal. Noncompliance with or changes to these requirements could limit our ability to operate our business.

     Soil contamination has been known to exist at certain properties owned or leased by us. We have also been required and may in the future be required to remedy soil contamination or remove aboveground and underground storage tanks containing hazardous substances or wastes.

     Our customers and potential customers are subject to federal, state and local statutes, ordinances and regulations regarding the ownership of recreation vehicles and boats. The adoption of more stringent statutes, ordinances and regulations effecting the consumer ownership of recreation vehicles or boats, could limit our ability to sell our products.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future business success or financial results. The forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including those described in "Risk Factors."

     When we use words like "believe," "expect," "anticipate," or similar words or terms, we are making forward-looking statements.

     You should note that an investment in our common stock involves risks and uncertainties that could affect our future business success or financial results. Our actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

     We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. You should be aware that the occurrence of the events described under the heading "Risk Factors" and elsewhere in this prospectus could adversely affect our business, financial condition and operating results.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling stockholders. We may receive the proceeds from the exercise of warrants from some of the selling stockholders. However, those warrants have an exercise option that allows the holder to exercise the warrants without paying cash. Instead, the holder would receive common stock with a dollar value that is equal to the market price of the common stock minus the exercise price of the warrants multiplied by the number of warrants exercised. If all the warrants are exercised by paying the exercise price in cash, we will receive approximately $2,500,000. We intend to use any net proceeds we receive for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth, as of June 15, 2001, certain information regarding the beneficial ownership of the outstanding common stock by the selling stockholders, consisting of:

     o    the shares that the selling stockholders presently hold; and

     o the shares that the selling stockholders may acquire upon exercise of warrants,

both before the offering of the shares and as adjusted to reflect the sale of the shares.

     We have agreed to initially register 1,262,000 shares for resale by the selling stockholders. The shares being offered by the selling stockholders were the result of the following:

     o Shares issued pursuant to debt conversion and mutual settlement and release agreements effective as of April 9, 2001 and April 11, 2001 which provide for, among other things, the conversion of convertible notes issued in acquisitions of two dealerships pursuant to stock purchase agreements dated March 1, 2000 and November 11, 1999, respectively; and

     o Warrants issued in connection with consulting services related to financing and investment banking matters.

     Each selling stockholder that purchased securities from us in these transactions represented to us that it was acquiring the securities and would acquire the shares of common stock for investment and with no present intention of distributing any of the shares except pursuant to this prospectus or sales exempt from the registration requirements of the Securities Act. Under our agreements with some of the purchasers, we filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. We have agreed to use our best efforts to keep the registration statement effective until the earlier of (1) a date on which all the shares may be immediately sold without restriction (including without limitation as to volume by each holder thereof) and without registration under the Securities Act, or (2) the date all of the shares have been sold.

     The number of shares being offered by this prospectus as set forth in the following table represents the specified number of shares that may be sold by the selling stockholders under this prospectus. However, under Rule 416 under the Securities Act, the registration statement of which this prospectus is a part will also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in our number of outstanding shares of common stock.

     The numbers set forth in the following table assume that the selling stockholders sell all of their shares offered by this prospectus to unaffiliated third parties under this prospectus. The selling stockholders may sell all or part of their shares.



                                                        Shares Issuable Upon                    Beneficial Ownership After
                                       Shares           Presently Convertible                           Offering
                                   Beneficially            or Exercisable                       -------------------------
                                  Owned Prior to             Securities        Shares Being
     Selling Stockholder             Offering             Included in Total     Offered          Number         Percent
------------------------------     ---------------     -------------------    ---------------   ---------     -----------
Ernest Davis, Jr. and Lori
   A. Davis................          500,000                       0             500,000            0             *
Armando Alonso ............          216,000                  10,000             206,000          10,000          *
Francisco Alonso...........          206,000                       0             206,000            0             *
Schneider Securities, Inc..          350,000                 350,000             350,000            0             *


Total......................        1,272,000                 360,000           1,262,000

*    Less than one percent.

                              PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

     The sale of the shares may be effected in one or more of the following methods:

     o    ordinary brokers' transactions, which may include long or short sales;
     o transactions involving cross or block trades or otherwise on the Nasdaq National Market;
     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;
     o "at the market" to or through market makers or into an existing market for the shares;
     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or
     o any combination of the foregoing, or by any other legally available means.

     In addition, the selling stockholders or their successors in interest may, after the effective date of the registration statement of which this prospectus is a part, enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the shares, which shares may be resold thereafter under this prospectus. The selling stockholders may also sell the shares in exempt transactions under Rule 144 to the extent that exemption is available.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of that compensation. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The sale of shares by the selling stockholders is subject to compliance by the selling stockholders with certain contractual restrictions with us. There can be no assurance that the selling stockholders will sell all or any of the shares.

     We have agreed to indemnify certain of the selling stockholders and any person controlling those selling stockholders against certain liabilities, including liabilities under the Securities Act. Those selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

     We have agreed with certain of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until all the shares are sold by the selling stockholders or all unsold shares are immediately saleable without restriction (including without volume limitations) and without registration under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, Santa Barbara, California.

                                     EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended October 31, 2000 have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                      INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the stockholders identified in this prospectus sell all the shares that are the subject of this prospectus:

     o Description of our common stock contained in Registration Statement on Form 8-A filed with the SEC on December 22, 1987;

     o Annual Report on Form 10-K for the fiscal year ended October 31, 2000 filed with the SEC on February 13, 2001;

     o Amendment to the Annual Report on Form 10-K for the fiscal year ended October 31, 2000 filed with the SEC on February 28, 2001;

     o Current Report on Form 8-K dated October 31, 2000 filed with the SEC on November 14, 2000;

     o Current Report on Form 8-K/A dated October 31, 2000 filed with the SEC on January 12, 2001;

     o Current Report on Form 8-K dated March 6, 2001 filed with the SEC on March 13, 2001;

     o Quarterly Report on Form 10-Q for the period ended January 31, 2001 filed with the SEC on March 23, 2001;

     o Amendment to Quarterly Report on Form 10-Q for the period ended January 31, 2001 filed with the SEC on April 25, 2001;

     o Amendment to Annual Report on Form 10-K for the fiscal year ended October 31, 2000 filed with the SEC on April 27, 2001;

     o Quarterly Report on Form 10-Q for the period ended April 30, 2001 filed with the SEC on June 19, 2001;

     o Quarterly Report on Form 10-Q for the period ended July 31, 2001 filed with the SEC on September 14, 2001;

     o Amendment to Annual Report on Form 10-K for the fiscal year ended October 31, 2000 filed with the SEC on September 21, 2001;

     o Amendment to Quarterly Report on Form 10-Q for the period ended April 30, 2001 filed with the SEC on September 21, 2001;

     o Amendment to Quarterly Report on Form 10-Q for the period ended January 31, 2001 filed with the SEC on September 21, 2001; and

     o    Current Report on Form 8-K filed with the SEC on January 11, 2002.

     You may request free copies of these filings by writing or calling us at:

                          HOLIDAY RV SUPERSTORES, INC.
                        200 E. Broward Street, Suite 920
                            Ft. Lauderdale, FL 33301
                            Attn: Investor Relations
                                 (954) 522-9903

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy these reports, proxy materials and other information at:

                        Securities & Exchange Commission
                              Public Reference Room
                             450 Fifth Street, N.W.
                              Washington, DC 20549


     You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC's internet web site at http:\\www.sec.gov.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Holiday RV Superstores, Inc. or any selling stockholder. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy securities in any circumstances in which an offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus or that the information contained in this prospectus is correct as of any date subsequent to its date.

                                TABLE OF CONTENTS

                                              PAGE


Risk Factors...........................        4
Information Regarding
    Forward-Looking Statements.........        8
Use of Proceeds........................        9
Selling Stockholders...................        9
Plan of Distribution...................       10
Legal Matters..........................       11
Experts................................       11
Information Incorporated By
  Reference............................       11
Where You Can Find More
  Information..........................       13




                          HOLIDAY RV SUPERSTORES, INC.

                                1,262,000 SHARES

                                  COMMON STOCK

                                   PROSPECTUS





                                January 17, 2002

                                    PART II.
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.   Other expenses of issuance and distribution.

         The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby, all of which will be paid by the Registrant. All expenses other than the SEC registration fee and the Nasdaq National Market listing fee are estimates.


SEC registration fee.........................................$        1,231
Nasdaq National Market listing fee...........................        12,870
Accounting fees and expenses.................................        15,000
Legal fees and expenses......................................        20,000
Printing expenses............................................         5,000
Miscellaneous................................................         1,000
                                                                 -------------
      TOTAL.................................................$        55,101

Item 15.   Indemnification of directors and officers.

     Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation contains such a provision.

     Section 145 of the Delaware Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

     Section 145 of the Delaware Law provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise. The limitation of liability contained in the Registrant's certificate of incorporation and the indemnification provision included in the Registrant's bylaws are consistent with Delaware Law Sections 102(b)(7) and 145. The Registrant has also entered into separate indemnification agreements with its directors and officers that could require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including liabilities that may arise under the Securities Act of 1933. In addition, the Registrant has purchased directors and officers insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

     See Index to Exhibits at page II-5.

Item 17. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement;

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) For determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on January 17, 2002.


                                     HOLIDAY RV SUPERSTORES, Inc.


                                     By: /s/ Marcus Lemonis
                                        -------------------------------
                                        Marcus Lemonis
                                        Chairman, Chief Executive Officer,
                                        and Director


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                Title                                    Date
---------                                               -------                                 ---------


/s/ Marcus Lemonis                       Chairman, Chief Executive Officer,                 January 17, 2002
----------------------------------     and Director(Principal Executive Officer)
Marcus Lemonis

/s/ Casey L. Gunnell                  President , Chief Financial Officer, Secretary        January 17, 2002
----------------------------------        and Director(Principal Financial and
Casey L. Gunnell                                 Accounting Officer)

/s/ Lee B. Sanders*                                    Director                             January 17, 2002
----------------------------------
Lee B. Sanders

/s/ David A. Kamm *                                    Director                             January 17, 2002
----------------------------------
2001
David A. Kamm

/s/ Lee A. Iacocca*                                    Director                             January 17, 2002
----------------------------------
Lee A. Iacocca


*By  /s/ Marcus Lemonis
     -------------------------------
        Marcus Lemonis
        Attorney-in-Fact

                                INDEX TO EXHIBITS

 Exhibit
 Number     Description
---------   --------------

   4.1      Form of Warrant to Purchase Shares of Common Stock of Registrant dated April 13, 2000 issued to Schneider Securities,
            Inc.*
   5.1      Opinion of Sheppard, Mullin, Richter & Hampton, LLP*
  10.1      Asset Purchase Agreement between Registrant, County Line Select Cars, Inc., Armando Alonso and Francisco Alonso dated
            November 11, 1999(1)
  10.2      Convertible Promissory Note by and between Armando Alonso and Registrant dated November 11, 1999(3)
  10.3      Convertible Promissory Note by and between Francisco Alonso and Registrant dated November 11, 1999(3)
  10.4      Stock Purchase Agreement between the Registrant, Little Valley auto & RV Sales, Inc., Ernest Davis, Jr. and Lori A.
            Davis dated March 1, 2000(2)
  10.5      Convertible Promissory Note by and between Ernest Davis, Jr. and Lori A. Davis date March 1, 2000(3)
  10.6      Financial Consulting and Investment Banking Agreement by and between Registrant and Schneider Securities, Inc.
            dated April 13, 2000.*
  10.7      Debt Conversion and Mutual Settlement and Release Agreement dated as of March 1, 2001 between Registrant, County
            Line Select Cars, Inc., Armando Alonso and Francisco Alonso(3)
  10.8      Debt Conversion and Mutual Settlement and Release Agreement dated as of April 11, 2001 between Registrant, Little
            Valley Auto & RV Sales, Inc., Ernest Davis, Jr. and Lori A. Davis(3)
  10.9      Amendment to Debt Conversion and Mutual Settlement and Release Agreement dated June 13, 2001, between Registrant,
            County Line Select Cars, Inc., Armando Alonso and Francisco Alonso(3)
  23.1      Consent of PricewaterhouseCoopers, LLP+
  23.2      Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1)*
  24.1      Power of Attorney*

-----------
(1) Incorporated by reference to the Exhibits to the Report on Form 8-K/A filed by the Registrant on January 25, 2000.
(2) Incorporated by reference to the Exhibits to the Report on Form 8-K/A filed by the Registrant on May 15, 2000.
(3) Incorporated by reference to the Exhibits to the Quarterly Report on Form 10-Q for the period ended April 31, 2001 filed by the Registrant on June 19, 2001.
*    Previously filed.
+    Filed herewith.